UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2011

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4540 Alpine Avenue, Blue Ash, Ohio 45242
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement

On April 14, 2011, AMP Holding Inc. (the “Company”) entered into a Distribution Agreement (the “Agreement”) with Northern Lights Energy ehf. (“NLE”), an Icelandic company that operates in the energy and transportation sectors, pursuant to which the Company will manufacture, assemble, produce, and sell Company products to NLE in exchange for granting NLE the exclusive right within the country of Iceland (the “Territory”) to:

•	promote the use of the Company’s electric vehicles in the Territory, to develop and maintain a sales and service;

•	network the Company products throughout the Territory to retail, business, fleet, institutional and governmental customers;

•	promote the sale of Company products throughout the Territory;

•	promote the Company brand throughout the Territory;

•	advertise the Company’s products throughout the Territory; and

•	manage customer relationships and provide best in class after sales service to customers of Company products in the Territory.

NLE will buy and sell the Company products in its own name and for its own account.  The term of the Agreement commenced upon the signing of the Agreement and will continue through December 31, 2017 (the “Term”).  The Agreement contemplates three separate and interrelated phases.

Demonstration Phase

The demonstration phase (the “Demonstration Phase”) is to last for a period of six months commencing on the signing of the Agreement, during which the Company will provide NLE two Company vehicles (the “Demonstration Vehicles”) for use by NLE in the Territory solely for product testing by NLE, for display, demonstration or other marketing purposes reasonably acceptable to the Company.  The Demonstration Vehicles will remain the sole property of the Company.  During the Demonstration Phase and continuing throughout the Development Phase (defined below), NLE will use its best efforts develop and expand the electric vehicle market in the Territory and will actively and diligently appoint and maintain experienced and competent public relations and advertising personnel and agencies to prepare market for Company products and to promote Company products and the Company brand within the Territory. NLE will explore using various media in its efforts to develop the market, including, but not limited to, the possibility of developing, in cooperation with the Company, a customized website and/or online experience to promote Company products and the Company brand within the Territory.

Development Phase

The second phase of the Agreement, the development phase (the “Development Phase”), is to commence on a mutually agreed upon date, but no later than October 1, 2011, and will continue through December 31, 2012.  During the Development Stage, the Company will sell to NLE, and NLE will Purchase from the Company, 250 of the Company’s vehicles (the “Initial Inventory”).   The Initial Inventory shall be comprised of one or more vehicle models mutually agreeable to the Company and NLE.  From and after the commencement of the Development Phase, and continuing thereafter throughout the Term, NLE will be solely responsible for the servicing and maintenance of all Company products in the Territory.

Sales and Marketing Phase

The third phase of the Agreement, the sales and marketing phase (the “Sales and Marketing Phase”), is to commence at the end of the Development Phase and end on December 31, 2017.  At or prior to the commencement of the Sales and Marketing Phase, NLE will prepare and submit to the Company for its approval, a business plan for the marketing, sales, and service of Company products within the Territory (the “Initial Business Plan”). The Initial Business Plan will include such information as the Company may reasonably require but, at a minimum, will contain a distribution, sales, marketing, and after sales plan outlining targets, strategies and plans for the following year.  At all times throughout the Sales and Marketing Phase, NLE will devote to its activities under the Agreement sufficient assets and resources to effectively, ethically, and lawfully sell and promote the purchase and use of Company products by customers in the Territory and to otherwise carry out its obligations. To satisfy this commitment, NLE agrees, at a minimum, to appoint and maintain an experienced automotive team to execute the operations, sales, marketing and after sales for the Company’s products, including an adequate staff of sales personnel who are fully trained and knowledgeable about the Company’s products to support sales activities throughout the Territory and an adequate staff of trained engineers and service technicians to handle after sale services throughout the Territory; maintain an adequate selection and stock of the Company’s products as is necessary to fulfill customers’ demands and to ensure timely repair and/or replacement under warranty or non-warranty service; ensure that each customer’s purchase and delivery experience is satisfactory; appoint and maintain experienced and competent public relations and advertising personnel and agencies to promote the Company’s products and the Company brand throughout the Territory.  During the Sales and Marketing Phase, the Company will sell to NLE, and NLE will purchase from the Company, 750 Company vehicles, or such greater number of the Company’s vehicles as the Parties may mutually agree.  Northern will submit binding orders for purchase and delivery of at least 150 Company vehicles in each calendar year of the Sales and Marketing Phase.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Distribution Agreement by and between AMP Holding Inc. and Northern Lights Energy ehf., dated April 14, 2011

99.1	Press Release dated April 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: April 19, 2011	By:	/s/ Paul V. Gonzales
Name: Paul V. Gonzales
Title: Chief Financial Officer

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